UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2011 (April 11, 2011)

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information called for by this Item 1.01 is incorporated herein by reference to Item 5.02 of this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2010, the Registrant announced that Richard W. Gochnauer (the “Executive”), the Registrant’s Chief Executive Officer, would be resigning from such position with the Registrant effective as of the May 11, 2011 Annual Meeting of Stockholders. On April 11, 2011, the Registrant, United Stationers Supply Co., a wholly owned subsidiary of the Registrant (collectively the “Company”), and the Executive entered into a letter agreement pursuant to which the Company agreed to provide certain transition incentives to the Executive. The principal terms and conditions of this letter agreement are as follows:

•	the Executive’s outstanding stock option awards shall be amended to extend the exercise period from 1 to 3 years after the Executive’s retirement;

•	certain of the Executive’s outstanding restricted stock and restricted stock unit award agreements will be amended to provide for continued vesting after retirement;

•	the non-compete and other restrictive covenants in the Executive’s Executive Employment Agreement will be extended from 24 to 36 months after retirement;

•	the Executive’s insider status under the Company’s Insider Trading Policy shall continue for 6 months after retirement; and

•	the Executive will provide continuing transition services to the Company, including availability for a maximum of 20 hours per month during the 12-month period following the Executive’s retirement.

A copy of the aforedescribed letter agreement is attached as Exhibit 10.

The Registrant expects to record, in the second quarter of 2011, a one-time pre-tax non-cash expense of approximately $4.2 million related to this letter agreement.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith:

10	Letter agreement dated April 11, 2011 among United Stationers Inc., United Stationers Supply Co. and Richard W. Gochnauer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: April 15, 2011	/s/ Eric A. Blanchard
Senior Vice President, General Counsel and Secretary

UNITED STATIONERS INC.

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

DATED APRIL 15, 2011

Exhibit No.	Description	Method of Filing

10	Letter agreement dated April 11, 2011 among United Stationers Inc., United Stationers Supply Co. and Richard W. Gochnauer	Included herewith